FORM 4
[ ]Check box if no longer             U.S. SECURITIES AND EXCHANGE COMMISSION
   subject to Section 16.                      Washington, D.C. 20549
   Form 4 or Form 5 obligations
   may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	  Section 17(a) of the Public Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person
Merkel                   Joelen                K.
(Last)                   (First)             (Middle)
	      5355 Town Center Rd., Suite 200
			(Street)
Boca Raton                 FL                  33486
(City)                   (State)               (Zip)
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2. Issuer Name and Ticker or Trading Symbol
     Chris-Craft Industries, Inc. (CCN)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement of Month/Year
     05/97
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5. If Amendment, Date or Original (Month/Year)
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

	      Director                                    10% Owner
  ----------                                   ----------
       x      Officer (give title below)                   Other
  ----------                                   ---------- (specify
	Vice President and Treasurer                       below)
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7. Individual or Joint/Group Filing
   X  Form filed by one Reporting Person
  ---
      Form filed by more than one Reporting Person
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities          Form:           Indirect
			  (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially        Direct (D)      Beneficial
							       of (D) (Instr.     Owned at End        Indirect (I)    or Ownership
					     Code   V           3,4, and 5)        of Month           (Instr. 4)      (instr. 4)
										  (Instr. 3 and 4)
							    Amount    (A)  Price
								       or
								      (D)

Common Stock              5/02/97            M              9,600     A    31.9155                    D
			  5/02/97            M              1,400     A    25.7705                    D
			  5/07/97            M              8,000     A    31.9155                    D
			  5/09/97            M             15,000     A    31.9155                    D
			  5/02/97            S              5,000     D    41.000                     D
			  5/02/97            S              6,000     D    41.125                     D
			  5/06/97            S              5,000     D    42.500                     D
			  5/07/97            S              3,000     D    42.500                     D
			  5/08/97            S              5,000     D    42.500                     D
			  5/08/97            S              5,000     D    42.250                     D
			  5/09/97            S              4,600     D    42.500                     D
			  5/09/97            S                400     D    42.375        12,192       D
											 17,811*      I                By trust
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Reminder:  Report  on  a  separate  line  for  each  class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
			      of, or Beneficially Owned (e.g. puts, calls,
			      warrants, options, convertible securities)

1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
    Security           of Derivative        (Month/        8)              Securities         and Expiration
    (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
									   or Disposed        (Month/Day/Year)
									   (D) (Instr.3,
									   4 and 5)           Date      Expir-
											      Exer-     ation
									  (A)      (D)        cisable   Date
Employee Stock Option
  (right to buy)       25.7705              5/02/97        M                        1,400     12/04/95  12/03/97
		       31.9155              5/02/97        M                        9,600     12/14/95  12/13/99
		       31.9155              5/07/97        M                        8,000     12/14/95  12/13/99
		       31.9155              5/09/97        M                          611     12/14/95  12/13/99
		       31.9155              5/09/97        M                       14,389     12/14/96  12/13/99

7.Title and                     8.Price of             9.Number of            10.Ownership     11.Nature
   Amount of                       Derivative             Derivative              Form of          of
   Underlying                      Security               Securities              Derivative       Indirect
   Securities                      (Instr. 5)             Beneficially            Security:        Beneficial
   (Instr.3                                               Owned at End            Direct (D)       Ownership
   and 4)                                                 of Month                or               (Instr.4)
							  (Instr.4)               Indirect (I)
										  (Instr.4)
Title                 Number
		      of Shares

Common Stock          1,400        --                     3,887                   D
Common Stock          9,600        --                                             D
Common Stock          8,000        --                                             D
Common Stock            611        --                     0                       D
Common Stock         14,389        --                     3,832                   D

Explanation of Responses:
*Held in Employees Stock Purchase Plan as of 12/31/96.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

    /s/ Joelen K. Merkel                        June 2, 1997
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   **Signature of Reporting Person                  Date